Exhibit 3.65(b)

OPERATING AGREEMENT
FOR
RP TERMINAL, LLC

          This is an Operating Agreement, dated as of June 2, 1999, between West Virginia-Indiana Coal Holding Company, Inc., a Delaware Corporation ("West Virginia-Indiana") and any Person who subsequently becomes a member of the Company, as reflected on any Amendment to Annex A to this Agreement (each a "Member" and collectively, the "Members").

ARTICLE 1 - Formation

          West Virginia-Indiana hereby forms a limited liability company (the "Company") pursuant to the Kentucky Limited Liability Company Act, effective as of the filing of the Company's Articles of Organization with the Kentucky Secretary of State. West Virginia-Indiana hereby ratifies and approves the filing of the Company's Articles of Organization, the receipt of the form of which West Virginia-Indiana hereby acknowledges. West Virginia-Indiana hereby acknowledges that it was a Member of the Company effective as of the time of the filing of the Company's Articles of Organization. A duly authorized officer of the Company shall from time to time execute or cause to be executed all such certificates or other documents or cause to be done all such filing, recording, publishing or other acts as may be necessary or appropriate to comply with the requirements for the formation and operation of a limited liability company under the Act. The rights and duties of the Board of Directors, the officers and the Members shall be as provided in the Act, except as modified by this Agreement. The Company shall also be qualified to do business in such other states as the Board of Directors from time to time deems appropriate.

ARTICLE 2 - Name

          The business of the Company shall be conducted under the name "RP Terminal, LLC."

ARTICLE 3 - Definitions

          The following terms and phrases used in this Agreement shall have the following meanings:

          "Act" shall mean the Kentucky Limited Liability Company Act, KRS Chapter 275.

          "Active Member" shall mean a Member that is entitled to participate in the management or administration of the Company or to vote for members of the Board of Directors.

          "Affiliate" shall mean, with respect to a specific Person: (i) any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under the control of the specified Person; (ii) any other Person of which the specified Person is a general partner or is the beneficial owner of 10% or more of any class of equity security or interest; (iii) any trust or estate in which the specified Person has a beneficial interest or as to which the specified Person serves as a trustee or in another fiduciary capacity; and (iv) any spouse, parent, child, brother or sister of the specified Person. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract or otherwise.

          "Agreement" shall mean this Operating Agreement, as amended, modified or supplemented from time to time.

          "Bankruptcy" shall be deemed to have occurred with respect to any Member, at the time the Member: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudicated bankrupt or insolvent; (iv) files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of this nature; (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member's property; or (vii) if within one hundred twenty (120) days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within ninety (90) days after the appointment without the Member's consent or acquiescence of a trustee, receiver, or liquidator of the Member, or of all or any substantial part of the Member's properties, the appointment is not vacated or stayed or within ninety (90) days after the expiration of any stay, the appointment is not vacated.

          "Board of Directors" shall mean the Company's Board of Directors as provided for in Article 14.

          "Capital Contribution" shall mean the money and the fair market value of property (net of liabilities assumed by the Company or to which the property is subject) contributed to the Company by a Member, and as set forth on Annex A. Annex A shall set forth the agreed upon fair market value of each of the assets (other than cash) contributed to the capital of the Company as determined by the contributing Member and the Company.

          "Disability" shall mean an individual's inability (as determined by a physician appointed by the Company) due to accident or physical or mental illness, to adequately and fully perform the duties that the individual was performing for the Company when the disability began. If at any time the physician appointed by the Company makes a determination with respect to an individual's disability, that determination shall be final, conclusive, and binding upon the Company, the individual suffering the Disability, and their successors in interest.

          "Incapacity" or "Incapacitated" shall mean the adjudicated incompetency or death of an individual Member, or dissolution of the entity comprising any Member, and shall also include the death of an individual Member when that Member has transferred all or any part of such Member's Interest to an entity with an extended life (e.g., corporation or trust).

          "Interest" shall mean the entire ownership interest (which may be expressed as a percentage) of a Member in the Company, including the rights and obligations of the Member under this Agreement and the Act.

           "Manager" shall mean the Board of Directors.

          "Net Cash Flow" shall mean, with respect to any fiscal year, all cash revenues of the Company from business operations during that period (including, without limitation, interest or other earnings on the funds of the Company) less the sum of the following to the extent made from those cash revenues:

                     (i) All principal and interest payments on any indebtedness of the Company;

                     (ii) All cash expenses incurred incident to the operation of the Company's business; and

                     (iii) Funds set aside as reserves for contingencies, working capital, debt service, taxes, insurance or other costs and expenses incident to the conduct of the Company's business which the Board of Directors deems reasonably necessary or appropriate.

          "Participating Percentage" shall mean, with respect to a particular Member, the number of units of membership in the Company owned by such Member, divided by the aggregate number of issued and outstanding units of membership in the Company, adjusted as required by this Agreement. Distributions or allocations made in proportion to or in accordance with the Participating Percentages of the Members shall be based upon relative Participating Percentages as of the record date for distributions.

          "Person" shall mean an individual, corporation, partnership, limited liability company, joint stock company, trust, association, unincorporated entity, or any division thereof.

          "Representative" shall mean a Person's executor, administrator, committee or analogous fiduciary.

          "Revocable Declaration of Trust" shall mean a trust of which a Member is the grantor and has the power to revoke.

ARTICLE 4 - Business of the Company

          The business the Company shall be authorized to conduct shall be any and all activities that limited liability companies are authorized to conduct under the laws of the Commonwealth of Kentucky.

ARTICLE 5 - The Members

          5.1 Initial Member. The name and business address of the initial Member are set forth on Annex A.

          5.2 Additional Members. The Company may admit additional Members from time to time by decision of the Board of Directors, upon the terms and for the consideration determined by the Board of Directors. Annex A shall be amended to reflect any changes in the Company's membership. A prerequisite to admission to membership in this Company shall be the written agreement by the additional Member to be bound by the terms of this Agreement.

          5.3 No Liability of Members. No Member shall have personal liability for the obligations or liabilities of the Company. Except as otherwise specifically provided in this Agreement, no Member, after his admission to the Company, shall be obligated to contribute additional funds or property, or loan money, to the Company.

          5.4 Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in his individual name or right, and each Member's interest in the Company shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Company shall hold all of its real and personal property in the name of the Company and not in the name of any Member.

          5.5 Fiduciary Duties of Members. Each of the Members shall have a fiduciary duty of good faith, loyalty and fair dealing towards the Company and the other Members. Nothing in this Paragraph 5.5 shall be interpreted or applied to alter the explicit terms of this Agreement or the Act, including without limitation, the limitations set forth in this Agreement and the Act on a Member's obligation to contribute towards the liabilities of the Company or other Members.

ARTICLE 6 - Principal Office

          The principal office and place of business of the Company shall be located at 1500 North Big Run Road, Ashland, Kentucky 41102. The Company may have such other or additional offices as the Manager deems advisable.

ARTICLE 7 - Term

          The term of the Company shall begin on the date the Company's Articles of Organization are filed with the Kentucky Secretary of State, and shall continue until dissolution in accordance with the terms of this Agreement.

ARTICLE 8 - Capital and Contributions

          8.1 Initial Contributions. The Member shall make the initial Capital Contribution set forth on Annex A.

          8.2 Additional Contributions. The Members shall make additional Capital Contributions at such times and in such amounts as may be agreed upon by Members holding a majority of the then-Participating Percentages. Annex A shall be amended to reflect any additional Capital Contributions.

          8.3 Member Loans. Upon call from the Board of Directors, and approval by Members having at least seventy-five percent (75%) of the Participating Percentages, each of the Members shall be obligated to make loans to the Company to fund operating and development costs. The loans shall be made at the prime rate as published from time to time in The Wall Street Journal, adjusted quarterly, with interest and principal payable upon the dissolution and winding up of the Company, or at such earlier date as agreed upon by the Members out of Net Cash Flow. The Members shall be obligated to make such loans pro rata in accordance with their Participating Percentages, or otherwise as agreed upon by the Members. All loans shall be made within ten (10) days after election by the Members to require such loans, or at such other time as is specified by the Members making such election.

          8.4 Interest on Capital. No Member shall be paid interest on any Capital Contribution.

          8.5 Withdrawal and Return of Capital. Except as expressly provided in this Agreement no Member shall be entitled to withdraw any part of such Member's Capital Contributions, or to receive any distribution from the Company.

ARTICLE 9 - Distributions to the Members

          Unless otherwise determined by the Board of Directors, the Company's Net Cash Flow shall be retained by the Company for reinvestment in the Company's business.

ARTICLE 10 - Books of Account, Records and Reports

          10.1 Responsibility for Books of Account and Records. Proper and complete books of account and records shall be kept by the Company's Treasurer in which shall be entered fully and accurately all transactions and other matters relative to the Company's business as are usually entered into books of account and records maintained by persons engaged in businesses of a like character. The Company's books of account and records shall be prepared in accordance with generally accepted accounting principles, consistently applied, and shall be kept on the accrual basis, except in circumstances in which the Board of Directors determines that another basis of accounting will be in the best interests of the Company. The books of account and records shall, at all times, be maintained at the principal place of business of the Company, and shall be open to the inspection and examination of the Members or their duly authorized representatives during reasonable business hours, and any Member may, at such Member's own expense, examine and make copies of the books of account and records of the Company.

          10.2 Reports to the Members. As soon as practicable in the particular case, the Company's Treasurer shall deliver or cause to be delivered the following reports to each Member:

                     (a) After the end of each fiscal year, such information concerning the Company as shall be necessary for the preparation by a Member of such Member's income tax or other tax returns; and

                     (b) Other information as, in the judgment of the Board of Directors, shall be reasonably necessary for the Members to be advised of the results of the Company's operations.

          10.3 Additional Reports. The Company's Treasurer may prepare or cause to be prepared, and deliver or cause to be delivered to the Members from time to time during each fiscal year, in connection with distributions or otherwise, unaudited statements showing the results of the Company's operations to the date of that unaudited statement.

ARTICLE 11 - Fiscal Year

          The fiscal year of the Company shall end on December 31 of each year.

ARTICLE 12 - The Company's Funds

          The Company's funds shall be deposited in such bank account(s), or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the Board of Directors. All withdrawals from any such bank account(s) shall be made by the Board of Directors. The Company's funds shall be held in the name of the Company and shall not be commingled with those of any other Person.

ARTICLE 13 - Management of the Company

          13.1 Rights and Duties of the Board of Directors.

                     (a) The business and affairs of the Company shall be managed by its Board of Directors. The Board of Directors shall constitute the "manager" of the Company as contemplated under the Act. Except for situations in which the approval of the Members is expressly required in this Agreement or by nonwaivable provisions of the Act, all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Directors.

                     (b) The initial Board of Directors shall consist of one director. The exact number of the Company's directors may be fixed, increased or decreased from time to time by a resolution adopted by the vote of Members holding a majority of the then-Participating Percentages. Directors shall be elected at the first annual Members' meeting and at each annual meeting thereafter. A decrease in the number of directors shall not shorten an incumbent director's term. The term of a director elected to fill a vacancy shall expire at the next Members' meeting at which directors are elected. Despite the expiration of a director's term, he shall continue to serve until his successor is elected and qualifies or until there is a decrease in the number of directors.

                     (c) A director may resign at any time by delivering written notice to the Board of Directors, the Chairman, or the Company. A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date. A director shall be deemed to have resigned effective upon the adjudicated incompetency or Disability of such director.

                     (d) The Members holding a majority of the then-Participating Percentages may remove one or more directors with or without cause. A director shall be removed by the Members only at a meeting called for the purpose of removing him and the meeting notice shall state that the purpose, or one of the purposes, of the meeting is removal of the director.

                     (e) If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, then (i) Members holding a majority of the then-Participating Percentages may fill the vacancy, (ii) the Board of Directors may fill the vacancy if there is a quorum, or (iii) if the directors remaining in office constitute fewer than a quorum of the Board of Directors, then they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.

                     (f) Regular meetings of the Board of Directors may be held without notice of the date, time, place or purpose of the meeting. Special meetings of the Board of Directors may be called by the Chairman of the Board or any director. Notice of the time and place of each special meeting of the directors shall be either (i) telephoned or personally delivered to each director at least forty-eight (48) hours before the time of the meeting, or (ii) mailed to each director at his last known address at least ninety-six (96) hours before the time of the meeting. In each case the person calling a meeting shall be responsible for providing notice. Notice may be waived by a director in writing. A director's attendance at or participation in a meeting shall waive any required notice to him of the meeting. No action may be taken at a meeting of the Board of Directors where proper notice has not been given or waived. Actions of the Board of Directors may be taken in lieu of a meeting by written action signed by directors constituting a quorum of the Board of Directors.

                     (g) The Board of Directors may hold regular or special meetings. The Board of Directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means shall be deemed to be present in person at the meeting.

                     (h) A quorum of the Board of Directors shall consist of a majority of the directors in office immediately before the meeting begins. If a quorum is present when a vote is taken, which shall be prerequisite to the taking of any action by the Board of Directors at a meeting, then the affirmative vote of a majority of directors present shall be the act of the Board of Directors. A director who is present at a meeting of the Board of Directors when action is taken shall be deemed to have assented to the action taken unless (i) he objects at the beginning of the meeting (or promptly upon his arrival) to holding it or transacting business at the meeting, (ii) his dissent or abstention from the action taken is entered in the minutes of the meeting, or (iii) he delivers written notice of his dissent or abstention to the presiding officer of the meeting before its adjournment or to the Company immediately after adjournment of the meeting. The right of dissent or abstention shall not be available to a director who votes in favor of the action taken. Actions of the Board of Directors may be taken in lieu of a meeting by written action signed by directors constituting a quorum of the Board of Directors.

                     (i) The Board of Directors may fix the compensation of directors.

                     (j) The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee shall have one or more members, who serve at the pleasure of the Board of Directors. The provisions of this Paragraph 13.1, which govern meetings, quorum and voting requirements of the Board of Directors, shall apply to committees and their members as well. To the extent specified by the Board of Directors, each committee may exercise the authority of the Board of Directors under this Paragraph 13.1.

                     (k) (i) A director shall discharge his duties as a director, including his duties as a member of a committee:

                                           (A) In good faith;

                                           (B) On an informed basis; and

                                           (C) In a manner he honestly believes to be in the best interests of the Company.

                                (ii) A director shall be considered to discharge his duties on an informed basis if he makes, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, inquiry into the business and affairs of the Company, or into a particular action to be taken or decision to be made.

                                (iii) In discharging his duties a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

                                           (A) One or more officers or employees of the Company whom the director honestly believes to be reliable and competent in the matters presented;

                                           (B) Legal counsel, public accountants, or other persons as to matters the director honestly believes are within the person's professional or expert competence; or

                                           (C) A committee of the Board of Directors of which he is not a member, if the director honestly believes the committee merits confidence.

                                (iv) A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that makes reliance otherwise permitted by Paragraph 13.1(k)(iii) unwarranted.

                                (v) Any action taken as a director, or any failure to take any action as a director, shall not be the basis for monetary damages or injunctive relief unless:

                                           (A) The director has breached or failed to perform the duties of the director's office in compliance with this Paragraph 13.1; and

                                           (B) In the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the Company and its Members.

                                (vi) A person bringing an action for monetary damages under this paragraph shall have the burden of proving by clear and convincing evidence the provisions of Paragraph 13.1(k)(v)(A) and (B), and the burden of proving that the breach or failure to perform was the legal cause of damages suffered by the Company.

                     (l) (i) A conflict of interest transaction shall be a transaction with the Company in which a director of the Company has a direct or indirect interest. A conflict of interest transaction shall not be voidable by the Company solely because of the director's interest in the transaction if any one of the following is true:

                                           (A) The material facts of the transaction and the director's interest were disclosed or known to the Board of Directors or a committee of the Board of Directors and the Board of Directors or committee authorized, approved or ratified the transaction;

                                           (B) The material facts of the transaction and the director's interest were disclosed or known to the Members entitled to vote and they authorized, approved or ratified the transaction; or

                                           (C) The transaction was fair to the Company.

                                (ii) For purposes of this Paragraph 13.1, a director of the Company shall have an indirect interest in a transaction if:

                                           (A) Another entity in which he has a material financial interest or in which he is a general partner is a party to the transaction; or

                                           (B) Another entity of which he is a director, officer, or trustee is a party to the transaction and the transaction is or should be considered by the Board of Directors.

                                (iii) For purposes of Paragraph 13.1(l)(i)(A), a conflict of interest transaction shall be considered authorized, approved, or ratified if it receives the affirmative vote of a majority of the directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction. If a majority of the directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum shall be present for the purpose of taking action under this Paragraph 13.1. The presence of, or a vote cast by, a director with a direct or indirect interest in the transaction shall not affect the validity of any action taken under Paragraph 13.1(l)(i)(A) if the transaction is otherwise authorized approved, or ratified as provided in Paragraph 13.1(l)(i)(A).

                                (iv) For purposes of Paragraph 13.1(l)(i)(B), a conflict of interest transaction shall be considered authorized, approved, or ratified if it receives the vote of Members holding a majority of the then-Participating Percentages entitled to vote on the transaction. Interests owned by or voted under the control of a director who has a direct or indirect interest in the transaction, and interests owned by or voted under the control of an entity described in Paragraph 13.1(l)(ii)(A), may not be counted in a vote of the Members to determine whether to authorize, approve or ratify a conflict of interest transaction under Paragraph 13.1(l)(i)(B). Members holding a majority of the then-Participating Percentages that are entitled to be counted in a vote under this paragraph shall constitute a quorum for the purpose of taking action under this paragraph.

                     (m) The following person shall serve on the initial Board of Directors: James Campbell.

                     (n) The Board of Directors shall appoint from among their members a Chairman who shall preside at meetings of the Board of Directors and have such other powers and duties as the Board of Directors may assign to him. The initial Chairman shall be James Campbell.

                     (o) The Board of Directors shall not have the authority without the approval of the Members holding a majority of the then-Participating Percentages to undertake the following:

                                (i) Causing the Company to sell all or substantially all of its assets;

                                (ii) Causing the Company to enter into any merger, consolidation, joint venture or similar transaction with any Person;

                                (iii) Increasing the number of authorized units of membership; or

                                (iv) Making, altering, amending or rescinding this Agreement or the Company's Certificate of Formation, provided that any amendment or alteration materially affecting the economic rights or obligations of a Member shall require the consent of such Member.

          13.2 Officers.

                     (a) The Company shall have a President, a Secretary and a Treasurer, all of whom shall be appointed by the Board of Directors, and who shall serve at the pleasure of the Board of Directors. The Company may also have such assistant officers as the Board of Directors may deem necessary, all of whom shall be appointed by the Board of Directors or appointed by an officer or officers authorized by it.

                                (i) The President shall perform the duties of the Chairman in his absence. The President shall also have:

                                           (A) General charge and authority over the business of the Company, subject to the direction of the Board of Directors;

                                           (B) Authority acting alone, except as otherwise directed by the Board of Directors, to sign and deliver any document on behalf of the Company, including, without limitation, any deed conveying title to any real estate owned by the Company and any contract for the sale or other disposition of any such real estate; and

                                           (C) Such other powers and duties as the Board of Directors or the Chairman may assign to him.

                                (ii) The Secretary shall:

                                           (A) Issue notices of all meetings for which notice is required to be given;

                                           (B) Have responsibility for preparing minutes of the directors' and members' meetings and for authenticating records of the Company;

                                           (C) Have charge of the Company's record books;

                                           (D) Have authority acting alone, except as otherwise directed by the Board of Directors, to sign and deliver any document on behalf of the Company, including, without limitation, any deed conveying title to any real estate owned by the Company and any contract for the sale or other disposition of any such real estate; and

                                           (E) Have such other duties and powers as the Board of Directors or the Chairman may assign to him.

                                (iii) The Treasurer shall:

                                           (A) Keep adequate and correct accounts of the Company's affairs and transactions;

                                           (B) Have authority acting alone, except as otherwise directed by the Board of Directors, to sign and deliver any document on behalf of the Company, including, without limitation, any deed conveying title to any real estate owned by the Company and any contract for the sale or other disposition of any such real estate; and

                                           (C) Have such other duties and powers as the Board of Directors or the Chairman may assign.

                                (iv) Other officers and agents of the Company shall have such authority and perform such duties in the management of the Company as the Board of Directors or the Chairman may assign to them.

                                (v) The initial officers of the Company shall be as follows:

James Campbell William H. Haselhoff	President Secretary/Treasurer

          13.3 Members.

                     (a) No Member shall have the power or authority to bind the Company unless the Member has been authorized in writing by an authorized officer of the Company to act as an agent of the Company.

                     (b) Annual Meetings of the Members shall be held at least annually at a time and place set by the Chairman. Special meetings of the Members may be called by the Chairman or any Member or Members holding thirty percent (30%) of the Participating Percentages upon at least ten (10) calendar days' prior written notice to the Members. The notice for a special meeting shall state the purpose or purposes of such meeting and shall provide the time and place of such meeting, which shall be at the Company's principal office unless the Members unanimously consent to a different location. Only business within the purpose or purposes described in the notice of a special meeting may be conducted at such meeting. A Member may waive any notice required by this Agreement before or after the date and time stated in the notice. The waiver shall be in writing, and be delivered to the Company for inclusion in the minutes or filing with the Company's records. Attendance at a meeting shall constitute a waiver of any objection as to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

                     (c) Actions by the Members at a meeting shall be taken by the affirmative vote of Members owning a majority of the then-Participating Percentages, unless otherwise provided in this Agreement. Actions of the Members may be taken in lieu of a meeting by written action signed by Members owning a majority of the then-Participating Percentages.

                     (d) Meetings may be held by any means of communication by which all Members participating may simultaneously hear each other during this meeting.

          13.4 Indemnification. Each person who is or becomes an officer, director or Member of the Company shall be indemnified and advanced expenses by the Company with respect to all threatened, pending or completed actions, suits or proceedings in which that person was, is, or is threatened to be made a named defendant or respondent because he is or was a director, officer or Member of the Company. This Paragraph 13.4 obligates the Company to indemnify and advance expenses to its officers, directors and Members only in connection with proceedings arising from that person's conduct in his official capacity with the Company to the extent permitted by KRS 275.180, as amended from time to time (the "Indemnification Statutes"), if for purposes of those Indemnification Statutes, the Company were included within the definition of "corporation" under those Indemnification Statutes. The indemnification and advancement of expenses provided by this Paragraph 13.4 shall not be deemed exclusive of any other rights to which directors, officers and Members may be entitled under any agreement, vote of Members or disinterested directors, or otherwise.

          13.5 Limitation of Director Liability.

                     (a) Except as provided in Paragraph 13.5(b), no director of the Company shall have any personal liability to the Company or its Members for monetary damages for breach of his duties as a director.

                     (b) Nothing in Paragraph 13.5(a) shall be deemed or construed to eliminate or limit the liability of directors for:

                                (i) Any transaction in which the director's personal financial interest is in conflict with the financial interests of the Company or its Members;

                                (ii) Acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;

                                (iii) Any vote for or assent to an unlawful distribution to Members which is prohibited under DGCL §18-607 (or under any corresponding provision of the Act, as amended from time to time); or

                                (iv) Any transaction from which the director derived an improper personal benefit.

          13.6 Fiduciary Duties. Each director and officer of the Company shall have a fiduciary duty of good faith, loyalty and fair dealing towards the Company and its Members.

ARTICLE 14 - Transfer of Interests

          14.1 Incapacity. After a Member becomes Incapacitated, such Member's Representative shall give the Company and the other Members and irrevocable option to purchase the Incapacitated Member's Interest pursuant to Paragraph 14.2(b), as if the Incapacitated Member were an Inactive Member. The Company shall not be required to redeem an Incapacitated Member's Interest if the remaining Members elect to dissolve the Company. If the remaining Members do not either acquire the Interest of the Member who has suffered an Incapacity or elect to dissolve the Company, then the Representative of such Member shall have the right to act in place of such Member, and, if the incapacity was the death of the Member, such Member's Interest may be transferred by will or intestacy free from any restrictions in this Article 14, so long as the transferee of such Interest agrees in writing to be bound by the terms of this Agreement.

          14.2 Bankruptcy.

                     (a) Upon the Bankruptcy of any Member, that Member ("Inactive Member") or such Inactive Member's Representative shall cease to have any voice in the conduct of the affairs of the Company (including, without limitation, electing members of the Board of Directors), and all acts, consents and decisions with respect to the Company shall thereafter be made by the other Members. The Inactive Member shall, nonetheless, remain liable for such Member's share of any contributions or loans to the Company as provided herein, and shall be entitled to receive such Member's share of any distribution. If the Company and the other Members do not elect to purchase the Inactive Member's Interest pursuant to this Paragraph 14.2(a), then the Inactive Member shall remain as such in accordance with this Paragraph 14.2(a).

                     (b) For one hundred eighty (180) days from and after the date a Member becomes an Inactive Member, the Company and the other Members shall have an irrevocable option to purchase the Inactive Member's Interest. The Company shall have the first option to purchase the Inactive Member's Interest. If the Company does not elect to exercise its option, then the Members shall have the right to purchase such Interest (in proportion to their Participating Percentages if more than one Member elects to exercise such option). If the Company or the other Members elect to purchase the Inactive Member's Interest, such party shall notify the Inactive Member or such Inactive Member's Representative of such party's intention to do so within said 180-day period, and the Inactive Member's Interest shall be purchased by the Company, or the other Members in proportion to their respective Participating Percentages at that time or in such other proportion as the other Members may mutually agree. The purchase price of an Inactive Member's Interest purchased pursuant to this Paragraph 14.2 shall be the Contract Price as defined in Paragraph 14.8, and shall be payable at the time and in the manner specified in Paragraph 14.9.

          14.3 Adjustment of Participating Percentages. To the extent a Member becomes an Inactive Member, a transferee of an Interest is not unanimously approved by the Members as required by Paragraph 14.4, or a Member's Interest is redeemed by the Company, the Participating Percentages of the remaining Members shall be immediately recalculated so that each Active Member's Participating Percentage is increased by a pro rata amount so that the aggregate Participating Percentages of all of the Active Members equals one hundred percent (100%).

          14.4 Restrictions on Transfer.

                     (a) No Member shall sell, assign, pledge, hypothecate, bequeath, give away or transfer by operation of law or otherwise all or any part of such Member's Interest (collectively "Transfer"), except in compliance with this Article 14. The Transfer of an Interest pursuant to Paragraph 14.5, or otherwise, shall not release the assigning Member from such Member's obligations under this Agreement, unless the transferee of such Interest is unanimously approved by the remaining Members as a substituted Member, and the approved assignee assumes in writing the obligations of the assigning Member. The approved Transfer pursuant to this Paragraph 14.4 shall confer upon the assignee the right to become a substituted Member, in the following manner and subject to the following conditions:

                                (i) Each assignment shall be effective as of the day that the non-assigning Members approve of the assignment;

                                (ii) No assignment to a minor or incompetent shall be effective in any respect, except that this limitation shall not apply to a transfer in trust for the benefit of a minor or in custodianship under the Uniform Transfers to Minors Act or similar legislation; and

                                (iii) Each assignee shall agree in writing to be bound by the terms of this Agreement.

                     (b) The transferee of an Interest pursuant to Paragraph 14.5, or otherwise, who is not unanimously approved as a substituted Member pursuant to Paragraph 14.4(a) shall have no right to (i) interfere or participate in the management or administration of the Company's business or affairs, including, without limitation, electing members of the Board of Directors, (ii) request any information on or an accounting of the Company's transactions, or (iii) inspect the Company's books of account or records. Such Transfer merely entitles the transferee to receive the share of distributions, income and losses to which the transferring Member would otherwise be entitled, and the transferee shall have only those rights specified in the Act, and the transferring Member shall remain liable for such Member's obligations, if any, under this Agreement.

          14.5 Transfer; Right of First Refusal.

                     (a) The Transfer of a Member's Interest shall be subject to Paragraphs 14.5(b) and (c). Any Member who attempts to Transfer such Member's Interest in violation of this Agreement, whether by operation of law or otherwise, shall be deemed to have become an Inactive Member and shall further be deemed to have granted the Company the option to purchase such Member's Interest at seventy-five percent (75%) of the Contract Price. The transferee of an Interest shall not be a substituted Member unless the assignment of the Interest is approved pursuant to Paragraph 14.4.

                     (b) THIS PROVISION IS APPLICABLE TO THE SALE OF AN INTEREST TO A THIRD PARTY. If a bona fide offer in writing, signed by the offeror and accompanied by a good certified or bank cashier's check for ten percent (10%) of the price offered as a good faith deposit shall have been made to a Member for the purchase of such Member's Interest (the "Offeree Member"), and such Member desires to accept the offer, then a true copy of such offer shall be forwarded to the Company's non-transferring Members. Such non-transferring Members shall have the right, in proportion to their Participating Percentages, or in such other proportions as they may agree (including through redemption of the Interest by the Company) to be exercised by written notice to such effect within ninety (90) days after receipt of the offer by them, to purchase the Offeree Member's Interest on the same terms and conditions as are contained in the offer. Such notice of acceptance shall set the closing date for the consummation of the transaction, which shall not be for a date beyond ninety (90) days from the mailing of such acceptance by them, or beyond the date of closing in the offer, whichever date is later, and shall also set forth the time and place of closing, which shall be at the Company's principal office, during usual business hours. If the non-transferring Members do not send a notice of acceptance to the Offeree Member within the prescribed time for the purchase of the Offeree Member's entire Interest, or are not ready, willing, and able to consummate the purchase on the closing date, then the Offeree Member shall have the right to sell his Interest to the offeror, provided that such sale is consummated within one hundred eighty (180) days after the date of the receipt of the original bona fide offer by the non-transferring Members, and provided, further, that such sale is made strictly in accordance with the terms of the offer and on no more favorable terms to the offeror.

                     (c) THIS PROVISION IS APPLICABLE TO ALL TRANSFERS OF MEMBERSHIP INTERESTS OTHER THAN THOSE ARISING OUT OF THE SALE OF AN INTEREST TO A THIRD PARTY. Except for Transfers triggered by the right of first refusal provision in Paragraph 14.5(b), any Transfer or proposed Transfer shall create an option in the favor of the non-transferring Members to purchase the Interest Transferred or proposed to be Transferred (the "Transferred Interest"). The non-transferring Members shall have the right, in proportion to their Participating Percentages, or in such other proportions as they may agree (including through redemption of the Transferred Interest), to be exercised by written notice to such effect to the holder of the Transferred Interest within thirty (30) days after receiving notice of a proposed or consummated Transfer, to purchase the Transferred Interest at the Contract Price, payable in cash at the closing. Such notice of acceptance shall set the closing date for the consummation of the transaction, which shall not be for a date beyond ninety (90) days from the mailing of such acceptance by them, and shall also set forth the time and place of closing, which shall be at the Company's principal office during usual business hours. If the non-transferring Members do not send a notice of acceptance to the holder of the Transferred Interest within thirty (30) days after receiving notice of a proposed or consummated Transfer, or are not ready, willing and able to consummate the purchase on the closing date, then the option shall expire. In the event the option shall expire unexercised, the Transfer of the Transferred Interest shall be deemed to be a Transfer in violation of this Agreement, unless unanimously approved by the non-transferring Members.

          14.6 Withdrawal of Members. No Member shall have the power to withdraw from the Company during its term as set forth in Article 7.

          14.7 Assignees/Transferees Bound by this Agreement. Any assignee or Person admitted to the Company as a substituted Member shall be subject to and bound by all provisions of this Agreement as if originally a party to this Agreement.

          14.8 Contract Price.

                     (a) The "Contract Price" shall equal the fair market value of the transferring Member's Interest as of the date of the event triggering the transfer. The fair market value shall be determined within thirty (30) days after the event triggering the transfer by agreement among the Members, or if no agreement can be reached, then by an appraisal (the appraiser shall be selected in accordance with Paragraph 14.8(b)) of the fair market value of the Member's Interest, taking into account the terms of this Agreement and restrictions on such Member's Interest as set forth in this Agreement and the Act.

                     (b) If the appraisal of an Interest is required pursuant to Paragraph 14.8(a), then the parties shall attempt to agree on the selection of an appraiser. If the parties cannot agree on an appraiser, then the Member (or such Member's Representative) whose Interest is being transferred shall select a qualified appraiser and the Company (at the direction of the Board of Directors) shall select a second qualified appraiser. The two appraisers shall then select a third qualified appraiser. The two appraisers selected by the transferring Member and the Company shall prepare appraisals of the fair market value, and shall present those appraisals to the third appraiser. The third appraiser acts as an arbitrator and determines the fair market value by selecting either (i) one of the two appraisals presented, or (ii) a value between the two appraisals presented. If the Members use one appraiser, then the cost of the appraiser shall be split between the transferring Member and the Company. If the Members use three appraisers, then: (A) the cost of the appraiser selected by the transferring Member and one-half of the cost of the third appraiser shall be borne by the transferring Member; and (B) the cost of the appraiser selected by the Company and one-half of the cost of the third appraiser shall be borne by the Company. The decision of the appraiser or appraisers shall be final and binding upon the Members and the Company.

          14.9 Time and Manner of Payment.

                     (a) Any Interest transferred to the Company or the other Members pursuant to this Article 14 (other than pursuant to Paragraph 14.5(b)) shall be paid for, at the purchaser's option, either (i) all in cash at the time the Interest is transferred, or (ii) by a down payment computed in accordance with Paragraph 14.9(b) and delivery of a promissory note signed by the purchaser(s) for the balance of the Contract Price. The closing on the transfer of any Interest shall occur within ninety (90) days after determination of the Contract Price, unless otherwise specified herein or in that option or offer.

                     (b) If the purchaser(s) elect(s) the second option in Paragraph 14.9(a), then such purchaser(s) shall pay as a down payment twenty percent (20%) of the Contract Price. The remaining unpaid portion of the Contract Price shall be represented by a promissory note of such purchaser(s), in such form as shall be acceptable to the transferring Member, and providing for four equal annual installments of the remaining unpaid portion of the Contract Price, with each installment due on the anniversary of the transfer of the Interest. That promissory note shall provide for the payment of interest with each payment of principal on the unpaid portion of that promissory note from time to time, at the prime rate as published in The Wall Street Journal, from time to time, adjusted each January 1 and July 1, compounded semi-annually. The promissory note shall be secured by a perfected pledge of the Transferred Interest, pursuant to the terms of a pledge agreement in a form reasonably satisfactory to the transferring Member.

           14.10 Rights of a Withdrawn or Disassociated Member. The rights and obligations of a withdrawn or disassociated Member under this Article 14 are in lieu of any rights that such Member might have under the Act.

ARTICLE 15 - Dissolution of the Company

          The happening of any one of the following events, as provided below, shall cause a dissolution of the Company:

          15.1 Subject to winding up and termination of the Company pursuant to Article 16, the sale or other disposition of all or substantially all of the assets of the Company; or

          15.2 Subject to winding up and termination of the Company pursuant to Article 16, the written consent of Members owning seventy-five percent (75%) or more of the then-Participating Percentages authorizing the dissolution of the Company.

          Except as provided in this Article 15, no withdrawal or disassociation of a Member or a Manager under the Act or event of dissolution under the Act shall cause a dissolution of the Company.

ARTICLE 16 - Winding Up; Liquidating Distributions; Termination

          16.1 Winding Up.

                     (a) In the event of the dissolution of the Company for any reason, then the Board of Directors shall commence to wind up the affairs of the Company and to liquidate the Company's assets. The Board of Directors shall determine whether the Company's assets are to be sold or distributed to the Members in dissolution of the Company. If the Company's assets are distributed to the Members, then all such assets shall be valued at their then fair market value as determined by the Members and distributed in a manner that equalizes the adjusted basis of such assets, as reflected on the Company's books, received by each Member. Fair market value shall be used for purposes of determining the amount of any distribution to a Member pursuant to Paragraph 16.2.

                     (b) If the Board of Directors is unable to agree on the fair market value of any Company asset, then the fair market value shall be determined by a qualified independent appraiser selected by the Members, or, if no appraiser can be agreed upon by the Members, then selected by the Company's regularly employed accounting firm.

          16.2 Liquidating Distributions. Subject to the right of the Members to set up such cash reserves as may be deemed reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds of the Company shall be distributed to:

                     (a) Creditors, in the order of priority as provided by law, including, to the extent permitted by law, Members who are creditors;

                     (b) The Members for any unpaid distributions; and

                     (c) The Members in accordance with their Participating Percentages.

          16.3 Rights of the Members. Each Member shall look solely to the Company's assets for all distributions with respect to the Company, his Capital Contribution (including the return thereof), and share of profits, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member.

          16.4 Termination. Upon complete liquidation of the Company and distribution of all Company funds, the Company shall terminate.

ARTICLE 17 - - Miscellaneous

          17.1 Notices. All notices, approvals, consents and demands required or permitted under this Agreement shall be in writing and sent by hand delivery, facsimile, overnight mail, certified mail or registered mail, postage prepaid, to the Members at their addresses as shown from time to time on the records of the Company, and shall be deemed given when delivered by hand delivery, transmitted by facsimile or mailed by overnight, certified or registered mail. Any Member may specify a different address by notifying the other Members and the Company in writing of the different address.

          17.2 Governing Law. This Agreement and the rights of the parties to this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Kentucky, without regard to or application of its conflict of laws principles.

          17.3 Benefit and Binding Effect. Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, and their legal representatives, heirs, administrators, executors, successors and permitted assigns.

          17.4 Pronouns and Number. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender.

          17.5 Headings; Annexes and Schedules. The headings contained in this Agreement are inserted only as a matter of convenience, and in no way define, limit or extend the scope or intent of this Agreement or any provision of this Agreement. The Annexes and Schedules to this Agreement are incorporated into this Agreement by this reference and expressly made a part of this Agreement.

          17.6 Partial Enforceability. If any provision of this Agreement, or the application of any provision to any Person or circumstance shall be held invalid, illegal or unenforceable, then the remainder of this Agreement, or the application of that provision to Persons or circumstances other than those with respect to which it is held invalid, illegal or unenforceable, shall not be affected thereby.

          17.7 Previous Agreements. This Agreement shall supersede all previous agreements of the parties to this Agreement with respect to the matters to which this Agreement pertains.

          17.8 Certificates. Interests in the Company shall not be evidenced by certificates.

          17.9 Enforcement. In the event of a breach or threatened breach by a Member of any of the provisions of this Agreement, the Company shall be entitled to obtain a temporary restraining order and temporary and permanent injunctive relief without the necessity of proving actual damages by reason of such breach or threatened breach, and to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction or restraining order may be granted immediately upon the commencement of any such suit and without notice. Nothing in this Agreement may be construed as prohibiting the Company from pursuing any other remedy or remedies, including without limitation, the recovery of damages. The Company shall have the right to set off any such damages against any amounts otherwise payable by it to the Member under this Agreement or otherwise. Each Member further covenants and agrees to indemnify and hold the Company harmless from and against all costs and expenses, including legal or other professional fees and expenses incurred by the Company in connection with or arising out of any proceeding instituted by the Company against the Member to enforce the terms and provisions of this Agreement if the Company is successful in whole or in part in such proceeding.

          17.10 Scope. If any one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, each such provision shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law then in force.

          17.11 No Waiver. No waiver by any party to this Agreement at any time of a breach by a party of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions of this Agreement at the same or any prior or subsequent time.

           17.12 Amendments. Any amendments to this Agreement or the Articles of Organization must be in writing.

          17.13 No Third-Party Beneficiary. It is specifically agreed between the parties executing this Agreement that it is not intended by any of the provisions of any part of the Agreement to create the public or any member thereof a third-party beneficiary under the Agreement, or to authorize anyone not a party to this Agreement to maintain a suit for damages pursuant to the terms or provisions of this Agreement. The duties, obligations, and responsibilities of the parties to this Agreement with respect to third parties shall remain as imposed by law.

          17.14 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which will constitute one and the same instrument.

          17.15 Partition. The Members agree that the Company's assets are not and will not be suitable for partition. Accordingly, each of the Members irrevocably waives any and all right such Member may have to maintain any action for partition of any of the Company's assets. No Member shall have any right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, West Virginia-Indiana has caused its duly authorized representative to execute this Agreement, effective as of the date first set forth above.

WEST VIRGINIA-INDIANA COAL HOLDING COMPANY, INC. /s/ William H. Haselhoff William H. Haselhoff, Secretary/Treasury

ANNEX A TO OPERATING AGREEMENT

     Member Name                 Capital         Participating
     and Address               Contribution        Percentage          Units
     -----------               ------------        ----------          -----

West Virginia-Indiana Coal        $1,000              100%             1,000
Holding Company, Inc.
1500 North Big Run Road
Ashland, Kentucky  41102